                                                                                                                                                                              Exhibit 10.1

Agreement and General Release

This Agreement and General Release (“Agreement”) sets forth the agreement between Career Education Corporation (“CEC” or “the Company”) and you, Stephen C. Fireng (“You”).

1.           Employment Separation.  Your employment with CEC terminates effective February 11, 2008 (the “Separation Date”).  On that date, You must resign from all of Your positions, including but not limited to CEC Group President and member of the American InterContinental University and the Colorado Technical University Governing Boards.  You understand and agree that from and after the Separation Date, except as described in provision 9, You are no longer authorized to incur any expenses, obligations or liabilities on behalf of CEC.  On its part, CEC agrees to reimburse You, in accordance with CEC’s regular expense reimbursement processes, for any expenses incurred through the Separation Date, provided that such expenses are consistent with CEC’s expense policy and practice.

2.           Benefits Following the Separation Date. You hereby acknowledge that, after the Separation Date, You will no longer be entitled to participate in any employee benefit plan sponsored or maintained by the Company, except for (a) continuation coverage that may be elected under group health plans maintained by the Company, which coverage is intended to satisfy the requirements of Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (b) any benefit provided under the provisions of a pension plan (as defined in Section 3(2) of ERISA) which is accrued and vested as of the Separation Date, any such benefit to be paid in accordance with the written terms of such pension plan. In the event that You elect to continue the benefit coverage described in clause (a) of the preceding sentence, the following benefit coverage will be continued at CEC’s cost for the thirty-two (32) week period following the Separation Date, upon the same terms and conditions as such coverage (if any) is provided to other actively employed key executives of the Company generally during such thirty-two (32) week period: (i) medical plan including vision (normal); (ii) medical plan (Execu-Care) and (iii) dental; provided, that You do not become eligible to receive similar benefits from a subsequent employer.

3.           Payments by CEC.  In exchange for the promises and agreements made by You contained in this Agreement, and in lieu of the payments described in CEC’s Severance Plan for Executive Level Employees CEC will pay You an amount equal to thirty-two (32) weeks of pay (subject to taxes and withholdings), calculated based on Your gross base wages as of Your Separation Date.  The gross amount of separation pay payable to You as calculated in accordance with this paragraph is $246,153.85 and will be paid to You by check, mailed to Your last-known address according to CEC’s payroll records, within two weeks following the receipt by the Company of the fully executed Agreement at the address and within the fourteen (14) day time frame described in Paragraph 11 of this Agreement.  In addition the Company will pay to you on or before March 15, 2009, a lump sum payment of Your pro-rated bonus earned (Your 2008 target bonus being 40% of base salary) during you period of employment in calendar year 2008, calculated in accordance with the method for determining bonuses for other similarly situated employees (it being understood that the amount may be zero) and paid in accordance with the normal procedures of the Company.  The parties agree that the monies and benefits set forth in this provision 3 constitute additional consideration, above and beyond anything to which You are already entitled, in exchange for You executing this Agreement.

4.           Waiver and Release of All Claims.  In exchange for the consideration described in Paragraphs 2(a) and 3, You, on behalf of Yourself, Your agents, executors, attorneys, administrators, heirs and assigns, are waiving and releasing all known or unknown claims or causes of action against CEC, its divisions, subsidiaries, affiliates and predecessors, and each of their assigns, successors, officers, directors, employees, shareholders and agents (collectively, “the Releases”), which claims have or could have arisen out of Your employment with and/or termination of employment from CEC and/or any other occurrence whatsoever arising on or before the date this Agreement is executed, including but not limited to:

(a)
claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, as amended, Section 1981 of the Civil Rights Act of 1866, the Pregnancy Discrimination Act, the Employee Retirement Income Security Act, as amended, the National Labor Relations Act, and/or any other federal, state, county, or local employment discrimination or civil rights laws or regulations (including but not limited to claims based on race, color, creed, sex, national origin, religion, age, ancestry, veteran status, pregnancy, disability, marital status, sexual orientation, gender identity, familial status, whistleblower status, retaliation and/or attainment of benefit plan rights); and/or

(b)	claims arising out of any other federal, state, or local statute, law, constitution, ordinance or regulation; and/or
(c)	claims that CEC has violated its personnel policies, procedures, handbooks, any covenant of good faith and fair dealing, or any express or implied contract of any kind; and/or
(d)
claims of a violation of public policy, statutory or common law, including but not limited to claims for: personal injury; invasion of privacy; retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family; and/or promissory estoppel; and/or

(e)
claims that CEC is in any way obligated for any reason to pay You damages, expenses, litigation costs (including attorneys’ fees), back pay, front pay, disability or other benefits (other than accrued 401(k) or vacation benefits), compensatory damages, punitive damages, and/or interest, and/or

(f)	claims to employment, reinstatement, or seniority with CEC.

You represent that you have not commenced or joined in any claim, charge, action or proceeding whatsoever against CEC or any of the other Releases, arising out of or relating to any of the matters set forth in this Agreement. You further agree that You will not be entitled to any personal recovery in, and shall not commence or join, any action or proceeding whatsoever against CEC or any of the Releases for any of the matters set forth in this Agreement. You acknowledge that other than as set forth in provisions 2(a) and 3 above, the Company’s obligations under the Agreement are in lieu of and in full satisfaction of any and all amounts that might otherwise be payable to You or for Your benefit under any contract, agreement, plan, policy, program, practice or otherwise, past or present, of the Company.

You further acknowledge that, other than the Company’s obligations under this Agreement, following the Separation Date, the Company shall have no further obligations to You, and that You shall have no right to any other payments or benefits from the Company with respect to Your employment with the Company or the termination thereof.

5.           Exclusions from Waiver and Release of All Claims.  Excluded from the above Waiver and Release of All Claims are any claims which by law cannot be waived, including but not limited to the right to file a charge with or participate in an investigation by the Equal Employment Opportunity Commission (“EEOC).  You do, however, hereby waive any right to recover any money should the EEOC or any other agency or individual pursue any claims on Your behalf.  In addition, the above Waiver and Release of Claims will not be construed to affect (i) Your eligibility to receive continuation coverage in the Company’s medical plan(s) following the Separation Date pursuant to the Sections 601 through 608 of ERISA, provided that You timely elect such coverage, (ii) Your right to benefits under the Company’s 401(k) plan to the extent that You are vested therein as of the Separation Date, (iii) Your rights to indemnification under the Company’s certificate of incorporation or bylaws of the Company or any existing Indemnification Agreement between You and the Company, (iv) rights to workers compensation, disability insurance benefits and life insurance benefits (to the extent such benefits, by their terms, may be available after the Separation Date), (v) rights to vested benefits under the Company’s deferred compensation plan, and (vi) claims to enforce this Agreement.

6.           Non-Competition, Non-Solicitation and Confidential Information.

6.1           Non-Competition. Commencing on the Separation Date and for thirty-two (32) weeks thereafter, You will not own or engage in, either directly or indirectly, as an officer, manager, employee, independent contractor, consultant, director, partner, sole proprietor, stockholder, or in any other capacity, any business operating any post-secondary, private trade or vocational schools, that offers classes, courses or instruction in or is otherwise engaged in any curriculum or field of study offered by any of the schools operated by the Company (the “Schools”) or any other curriculum or field of study that the Company has expressed an interest in offering, during Your employment by the Company, whether through the Schools or through a potential acquisition (the “Competitive Activities”).  You hereby acknowledge that the Company intends to promote the Schools on an international basis and that the geographical scope of this Agreement is intended to encompass all Competitive Activities engaged in anywhere in the United States, its possessions and territories and any other country where the Company and its subsidiaries are promoting the Schools on the Separation Date. Nothing herein shall prevent You from owning less than two percent (2%) of the capital stock of a company whose stock is publicly traded and that is engaged in Competitive Activities.

6.2           Non-Solicitation. Commending on the Separation Date and for thirty-two (32) weeks thereafter, You will not, directly or indirectly, individually or on behalf of any Person (as defined below) solicit, aid or induce (a) any then-current employee of the Company or its Affiliates to leave the Company or its Affiliates to accept employment with or render services for You or such Person, or (b) any student, customer, client, vendor, lender, supplier or sales representative of the Company or its Affiliates or similar persons engaged in business with the Company or its Affiliates to discontinue the relationship or reduce the amount of business done with the Company or its Affiliates. “Person” means any individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity, or any department, agency or political subdivision thereof, or an accrediting body. “Affiliate” means: (i) with respect to any natural Person, any individual related by blood or marriage to such Person; and (ii) with respect to any other Person, any Person controlling, controlled by or under common control with such Person.

6.3           Confidential Information. You acknowledge and agree that throughout and as an incident to Your employment by the Company, You have been in possession of and exposed to Confidential Information relating to the Company, its Affiliates and each School. “Confidential Information” means all proprietary or confidential information concerning the business, finances, financial statements, curricula, properties and operations of the Company, its Affiliates and each School, including, without limitation, all student and prospective student and supplier lists, know-how, trade secrets, business and marketing plans, techniques, forecasts, projections, budgets, unpublished financial statements, price lists, costs, computer programs, source and object codes, algorithms, data, and other original works of authorship, along with all information received from third parties and held in confidence by the Company, its Affiliates and each School (including, without limitation, personnel files and student records). At all times after the Separation Date, You will hold the Confidential Information in the strictest confidence and will not disclose or make use of (directly or indirectly) the Confidential Information or any portion thereof to or on behalf of Yourself or any third party except as required by the order of any court or similar tribunal or any other governmental body or agency of appropriate jurisdiction; provided, that You will, to the extent practicable, give the Company prior written notice of any such disclosure and will cooperate with the Company in obtaining a protective order or such similar protection as the Company may deem appropriate to preserve the confidential nature of such information. The foregoing obligations to maintain the Confidential Information shall not apply to any Confidential Information that is, or without any action by You becomes, generally available to the public.

6.4           Acknowledgements. You fully understand the nature and burdens of this provision 6.  You acknowledge that the provisions of this provision 6 are fair, reasonable, and not excessively broad, that they are necessary to protect important and legitimate business interests of the Company, its Affiliates and each School, and that in light of Your education, experience, and capabilities, You can honor all parts of this provision 6 without being prevented from earning a fully adequate livelihood for Yourself and Your dependents from now throughout any period during which Your activities are restricted hereunder.

6.5  Scope of Restriction. The parties have attempted to limit the scope of the covenants set forth in this provision 6 to the extent necessary to give the Company the benefit of its bargain with respect to the other provisions of this Agreement. The parties agree that if the scope and duration of any of the covenants would, but for this provision, be deemed by a court of competent authority to be unreasonable or otherwise unenforceable, such court may modify such covenant(s) to the extent that the court determines to be necessary to grant enforcement thereof as modified.

6.6   Remedies. The parties recognize that the Company will suffer irreparable injury in the event of any breach or threatened or anticipated breach of the terms of this provision 6 by You, and that the remedy at law for any such actual breach or threatened or anticipated breach will be inadequate. Accordingly, in the event of any breach or threatened or anticipated breach of the terms of this provision 6 by You and/or any Persons acting for or in concert with You, the Company will be entitled, in addition to any other remedies and damages available and without proof of monetary or immediate damage, to seek and obtain from any court of competent jurisdiction a decree of specific performance and a temporary and permanent injunction, without bond or other security, enjoining and restricting the breach or threatened or anticipated breach.

6.7           Common Law of Torts or Trade Secrets. The parties agree that nothing in this Agreement will be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

7.           Non-Admission.  Both parties acknowledge that this Agreement does not constitute an admission by either party of any liability, wrongdoing or violation of law whatsoever.

8.           Company Property.  You represent, warrant and covenant that You have returned to the Company (or will return to the Company on or before the Separation Date) all Company property in Your possession or control, including, without limitation, all telephones, keys, access cards, security badges, credit cards, phone cards, equipment, computer hardware (including but not limited to all computers, Blackberry devices, and personal data assistants), all contents of all such hardware, all passwords and codes needed to obtain access to or operate all or part of any such hardware, all electronic storage devices (including but not limited to all hard drives, disk drives, diskettes, CDs, CD-ROMs, DVDs, and DVD-ROMs), all contents of all such electronic storage devices, all passwords and codes needed to obtain access to or use all or part of any such electronic storage device, all computer software and programs, financial information, accounting records, computer printouts, manuals, data, materials, papers, books, files, documents, records, policies, student information and lists, customer information and lists, marketing information, specifications and plans, data base information and lists, mailing lists, and notes, including but not limited to any property describing or containing any Confidential Information, and You agree that You will not retain any copies, duplicates, reproductions or excerpts thereof in any form whatsoever.

9.           Indemnity and Cooperation.  In the event of a lawsuit or claim in which You are sued either jointly or separately for acts arising out of the scope of Your employment with CEC, CEC agrees to defend You and hold You harmless in accordance with its policies and practices for defending employees and subject to any limitations and exceptions therein.  In turn, with respect to matters as to which You obtained knowledge during Your employment with the Company, You agree to cooperate fully, at the Company’s reasonable request, with the Company and any of its officers, directors, attorneys or employees (a) in connection with the defense or prosecution of any and all charges, complaints, claims, liabilities, obligations, promises, agreements, demands and causes of action of any nature whatsoever, which are asserted by any person or entity (including the Company) concerning or related to any matter that arises out of or concerns events or occurrences during Your employment with the Company, and (b) concerning requests for information about the business of the Company or Your involvement and participation therein. You will provide such cooperation on reasonable notice.  To the extent such cooperation (i) is rendered at the written request of the Company and (ii) does not include testimony given pursuant to a lawfully issued and valid subpoena or notice of deposition (as opposed to preparation for testimony with employees of the Company or counsel to the Company), You will be entitled to compensation at a rate of $150 per hour.  You will also be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses not reimbursed or reimbursable by a third party that You may incur at the specific request of the Company and as approved in advance by the Company in accordance with its policies and procedures.  Nothing in this provision 9 should be construed as suggesting or implying that You should testify in any way other than truthfully or provide anything other than accurate, truthful information.

 10.       Non-Disparagement.  You agree that You will not disparage or speak negatively about CEC or any school affiliated with CEC, or any former or present Company director, officer, shareholder, agent, employee, or student, to any third parties, including but limited to the press, the media or the public generally, or to any current, former or prospective employee or student of CEC, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.  Likewise, CEC agrees that its executive officers and directors shall not disparage the You to third parties in any manner likely to be harmful to Your personal or business reputation, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.

11.           Deadline for Return of Signed Agreement.  The signed Agreement must be returned via U.S. mail or facsimile within thirty (30) days of the Separation Date to:

Harry L. Geller
Senior Vice President of Human Resources
Career Education Corporation
2895 Greenspoint Parkway
Hoffman Estates, Illinois 60169
(FAX) 847-585-2062
(TEL) 847-585-2022

12.           Entire Agreement.  This Agreement constitutes the entire agreement between CEC and You concerning your separation, and it supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters of the Agreement.  You represent and agree that no promises, statements or inducements have been made to You that caused You to sign this Agreement other than those which are expressly stated in this Agreement.  This is an integrated document and may not be altered except by a written agreement signed by both parties.

13.           Separability.  If any portion of this Agreement is found to be unenforceable, the remainder of the Agreement will remain in full force and effect. The provisions of this Agreement shall be deemed severable and the invalidity, illegality or unenforceability of any provision shall not affect or impair the validity, legality or enforceability of the other provisions hereof. Moreover, if any one or more of the provisions of this Agreement shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

14.           Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and all its attachments will be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of Illinois or any other jurisdiction) that would cause the laws of any other jurisdiction other than the State of Illinois to apply.

WHEREFORE, You agree that You have read and voluntarily entered into this Agreement with full knowledge of its significance.

Career Education Corporation

/s/ Stephen C. Fireng                                                                           By: /s/ Gary E. McCullough

Stephen C. Fireng                                                                                 Gary E. McCullough

Date: March 11, 2008                                                                           President & Chief Executive Officer

Date: March 13, 2008